EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NEOGEN CORPORATION AND SUBSIDIARIES

May 31, 2004

	STATE INCORPORATED	PERCENTAGE OWNED BY NEOGEN CORPORATION
Neogen Research Corporation II	Michigan	90%
Neogen Research Corporation IV	Michigan	100%
Ideal Instruments, Inc. Neogen Europe Limited.	Michigan Scotland, United Kingdom	100 100	% %
Hacco, Inc.	Michigan	100%
Hess & Clark, Inc.	Michigan	100%
Neogen Properties, LLC Neogen Properties, LLC II Neogen Properties, LLC III	Michigan Michigan Michigan	100 100 100	% % %

All of the subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.